Exhibit 5


                                 February 9, 1998





The Board of Directors
Adirondack Financial Services Bancorp, Inc.
52 North Main Street
Gloversville, New York 12078-3084

          Re:  Registration   Statement   Under  the   Securities  Act  of  1933

Gentlemen:


         This opinion is rendered in connection with the Registration Statement to be filed on Form S-1 with the Securities and Exchange Commission under the Securities Act of 1933 relating to the 661,250 shares of Common Stock of Adirondack Financial Services Bancorp, Inc. (the "Company"), par value $.01 per share, to be issued. As counsel, we have reviewed the Certificate of Incorporation of the Company and such other documents as we have deemed appropriate for the purpose of this opinion. We are rendering this opinion as of the time the Registration Statement referred to above becomes effective.


         Based on the foregoing, we are of the opinion that the shares of Common Stock of the Company covered by the aforesaid Registration Statement will, when sold, be validly issued, fully paid and non-assessable shares of Common Stock of the Company.


                                    Very truly yours,

                                    /S/ SILVER FREEDMAN & TAFF, L.L.P.

                                    SILVER FREEDMAN & TAFF, L.L.P.